Exhibit 21.1
GEOEYE, INC.
SUBSIDIARIES OF REGISTRANT
     GeoEye, Inc.’s principal affiliates as of July 1, 2010, are listed below. All other affiliates, if considered in the aggregate as a single affiliate, would not constitute a significant affiliate.

State of
Incorporation
Name	or Formation
GeoEye Imagery Collection Systems Inc. (f/k/a ORBIMAGE Inc.)	Delaware
GeoEye Solutions Holdco Inc. (f/k/a ORBIMAGE SI Holdco Inc.)	Delaware
GeoEye Solutions Inc. (f/k/a ORBIMAGE SI Opco Inc.)	Delaware
GeoEye License Corp. (f/k/a ORBIMAGE License Corporation)	Delaware
i5, Inc.	Missouri
M.J. Harden Associates, Inc.	Missouri